EXHIBIT 10.1

DISTRIBUTION AGREEMENT

THIS DISTRIBUTION AGREEMENT (“Agreement”) is entered into and shall become effective as of [_________] (the “Effective Date”), by and between Starco Brands, Inc. (“Supplier”), and [_________] (“Distributor”) and its affiliates, collectively referred to herein as the “Parties”; and each a “Party.” The Parties hereby agree as follows:

WITNESSETH:

WHEREAS, Supplier produces and/or markets quality beverage alcohol products; and

WHEREAS, Distributor desires to distribute Supplier’s products in the Territory or Territories, as set out below;

NOW, THEREFORE, for and in consideration of the mutual promises set forth below, the parties agree as follows:

ARTICLE 1

DEFINITIONS

For the purposes of this Agreement:

1.1.	“Account” means a retailer to which a Private Label Product or Control Label Product is sold.

1.2.	“Affiliate” means any other entity directly or indirectly controlling, controlled by or under common control of a Party and includes any entity at least 50% owned (directly or indirectly) by a Party.

1.3.	“Control Label Product” means a brand owned by Supplier.

1.4.	“Effective Date” has the meaning set forth in the introductory paragraph.

1.5.	“Gross Profits” means Distributor’s net sales of the Products in the Territory or Territories less Distributor’s Laid-In-Costs.

1.6.	“Laid-In-Costs” means the following per-case costs that Distributor has actually incurred with regard to the Products:

a.	the F.O.B. price of Products purchased;

b.	freight;

c.	insurance;

d.	import duties, other import related taxes, and other importation costs paid, if any, by Distributor;

e.	other applicable taxes required by law to be invoiced; and

f.	inland transportation.

1.7.	“Private Label Product” means a brand owned by a single Account and not by Supplier.

1.8.

“Products” means, as of the Effective Date of this Agreement, the products listed on Exhibit A to this Agreement, as may be amended pursuant to this Agreement or by mutual written agreement of the Parties.

1.9.

“Trademarks” means any and all registered or unregistered trademarks, service marks, logos, designs, commercial symbols, and trade dress which are approved by Supplier for use in connection with Products.

1.10.	“Territory” or “Territories” mean the state(s) listed on Exhibit B to this Agreement, as may be amended pursuant to this Agreement or by mutual written agreement of the Parties.

ARTICLE 2

APPOINTMENT

2.1.

Appointment of Distributor: Supplier hereby appoints Distributor as the exclusive distributor of the Products in the Territory. Although Supplier may sell the Products, to the extent and as permitted by law, directly to consumers through a tasting room, wine club, a website, or other sales platform (such as a smartphone application) owned or controlled by Supplier, Supplier will not sell the Products directly to consumers through third-party websites or other third-party consumer sales platforms.

2.2.

Term of Appointment: The Term of this Agreement shall commence on the Effective Date and shall continue unless terminated in compliance with the laws of the Territory or Territories within which the Products are distributed hereunder.

2.3.	Additional Territory:

2.3.1.

Except as set forth in this Agreement, Supplier agrees to grant to Distributor the exclusive right to sell the Products in each additional state, which is not included in the Territory or Territories as of the Effective Date, that Supplier desires to commence distribution of the Products in (a “New State”), and in each New State that Distributor or any of its Affiliates becomes licensed, provided that Supplier is not restricted from allowing Distributor to sell the Products: (i) pursuant to a written contract with a third party; or (ii) by operation of law in that state. For each New State, Supplier agrees to amend Exhibit B to this Agreement to add said New State as a Territory hereunder.

2.3.2.

In a New State in which Supplier desires to commence distribution of the Products, Supplier shall provide Distributor with advance written notice of its intention to commence distribution of the Products in such New State, (a “New State Notice”), and Distributor will have thirty (30) days from the date of its receipt of the New State Notice to provide Supplier with written notice that Distributor has elected to include such New State under this Agreement or enter into a new agreement respecting the distribution of the Products in the New State. If Distributor fails to elect after thirty (30) days, then Supplier may engage an alternative distributor for such Products in the New State.

2.3.3.

In a New State where Distributor or any of its Affiliates becomes licensed, upon becoming licensed in a New State, Distributor may request in writing that Supplier add a New State to the definition of “Territory” for the purposes of this Agreement. Within ten (10) days of receipt of the written request from Distributor to a New State to the “Territory” or “Territories,” Supplier must respond to Distributor in writing either agreeing to add said state or states to the “Territory” or “Territories,” or informing Distributor that Supplier is prohibited from granting Distributor the right to sell the Products in such New State because of Section 2.3.1 items (i) or (ii) above, and providing Distributor with the written agreement with a third party prohibiting it from granting Distributor the right to sell the Products in such New State or the provisions of the state law which restricts the movement or sale of the Products to Distributor in the New State. If Supplier is restricted from granting Distributor the right to sell the Products in such New State because of a written agreement with a third party, either upon the expiration of that written agreement, or the receipt by Supplier of a written request from Distributor that Supplier shall terminate said written agreement along with Distributor’s covenant to fully compensate Supplier for any costs, losses, damages or expenses Supplier incurs due to termination, Supplier agrees to grant Distributor the exclusive right to sell the Products in such New State; provided, however, that nothing herein shall require Supplier to terminate any written agreement to the extent such termination would constitute a breach by Supplier of such written agreement.

ARTICLE 3

SALE OF PRODUCT

3.1.

Product Quantities: Supplier will supply Distributor with sufficient quantities of the Products to meet customer demand on a timely basis. If Supplier experiences a restriction of Product supply in the United States, Supplier will allocate available products equitably between its distributors in the United States, in its reasonable discretion.

3.2.

Product Pricing: Prices for Products charged by Distributor to its customers are in the sole discretion and unilateral judgment of Distributor. Supplier, however, shall have the right to recommend, but not demand specific resale prices.

3.3.

Product Prices from Supplier to Distributor: Supplier will charge Distributor the lowest price or equal to the lowest price available for the Products, on a per unit basis, to any distributor of the Products in any part of the United States and its territories and possessions, and provide to Distributor any volume or other discounts that Supplier provides to any other distributor of the Products for sale in any part of the United States and its territories and possessions where required or permitted by law. The foregoing provision will not apply with respect to a bona fide national pricing program that is disclosed to Distributor.

3.4.

Product Pricing from Distributor to Customer: Prices for Products charged by Distributor to its customers are in the sole discretion and unilateral judgment of Distributor. Supplier agrees that only Distributor is authorized to provide prices for Products to Distributor’s customers. Supplier, however, shall have the right to recommend but not to demand specific resale prices. Supplier acknowledges that Distributor is legally required to independently set its own prices for the sale of the Products under state and federal antitrust laws.

3.5.

Place of Delivery; Transfers by Distributor: The Products sold by Supplier to Distributor under this contract are sold FCA (Incoterms 2010) Supplier’s designated ship point. Supplier will not be responsible for arranging shipping; however, Supplier will be responsible for ensuring that the Products are loaded for shipment onto transportation arranged by Distributor. Title and risk of loss will pass from Supplier to Distributor upon shipment of the Products from Supplier’s warehouse. Supplier hereby consents to the transfer by Distributor of Products from one Distributor warehouse to another warehouse within the Territory or Territories.

3.6.

Entity Grants: If Supplier provides any grants to Distributor (“Entity Grants”), Supplier will provide such Entity Grants in accordance with 27 U.S.C. § 205, all applicable United States Alcohol And Tobacco Tax and Trade Bureau regulations, including 27 C.F.R. § 10.21 and § 10.23, and any other applicable state and federal laws and regulations. Entity Grants will be unrestricted funds offered to Distributor without obligation, though Supplier may suggest potential uses for such Entity Grants, such as additional sales and marketing support, local advertising, or installation of point-of-sale material. Distributor will have no obligation to report on the use of Entity Grants, though Supplier may request reports. Tax reporting of Distributor’s receipt of any Entity Grants will be entirely the responsibility of Distributor.

ARTICLE 4

AGREEMENTS AND COVENANTS OF SUPPLIER

4.1.

New Products or Brands: Supplier shall promptly notify Distributor of any plans by Supplier or its Affiliates to introduce any new brand or brand extension into the Territory or Territories that is not listed on Exhibit A and/or not sold or offered for sale, directly or indirectly, by Supplier as of the Effective Date, regardless of whether Supplier or its Affiliates are the actual manufacturer or simply the licensor of the brand or brand extension to a third party (“New Alcoholic Beverages”). Supplier agrees that all New Alcoholic Beverages may be added as Products under the terms of this Agreement if requested by Distributor. Distributor may, at its option, add such New Alcoholic Beverage as a Product under Exhibit A and become the exclusive distributor of such Product in the Territory or Territories. This right of Distributor is the “Right of First Refusal.”

a.

To be clear, a New Alcoholic Beverage, over which Distributor shall be provided with a Right of First Refusal, shall include any and all Products for which Supplier or its Affiliates have granted a license, intellectual property right and/or trademark to a third party to use and/or manufacture a Product that includes, contains or purports to include an existing Product distributed hereunder.

b.

A New Alcoholic Beverage, over which Distributor shall further be provided with a Right of First Refusal, shall also include any formulation changes to existing Products agreed to be distributed by Distributor hereunder. By way of illustration only, and not by way of limitation, a New Alcoholic Beverage shall include Products which Supplier changes the formulation of such Products:

i.	from being wine based to a malt based;

ii.	from being a spirit based to wine based; or

iii.	any other similar variation of formula of the Product.

4.2.

Notice of New Alcoholic Beverages: At least sixty (60) days before its intended release date in the Territory or Territories for any New Alcoholic Beverage, Supplier will notify Distributor of its or its Affiliates’ intention to sell or offer for sale such New Alcoholic Beverage in the Territory or Territories. Supplier will provide such notice to Distributor before disclosing to any other distributor the potential sale or offer for sale of such products in the Territory or Territories. Supplier will be solely responsible for all costs associated with Supplier or its Affiliates acquiring any New Alcoholic Beverage from third parties.

4.3.

Exercise of Right: Distributor may exercise its Right of First Refusal with respect to any New Alcoholic Beverage by providing written notice of its intent to do so before the expiration of the thirtieth (30th) day following the date of its receipt of written notice from Supplier under Section 4.3. Upon Distributor’s election to exercise its Right of First Refusal, the applicable New Alcoholic Beverage will be deemed added to Exhibit A and will be a Product under this Agreement. If Distributor does not exercise its Right of First Refusal as provided herein, Supplier may enter into an arrangement with a third party to distribute the New Alcoholic Beverage in the Territory or Territories.

4.4.

Discontinued Products: If Supplier discontinues production or importation of a Product, Supplier will accept return of Distributor’s inventory or allow destruction of such Product upon request of Distributor. In either case, Distributor will be entitled to reimbursement by Supplier of its Laid in Costs plus $2 per 9L case handling fee, and any destruction costs within thirty (30) days of their shipment to Supplier or the destruction of the Product.

4.5.

Depletion Allowance: Supplier will provide Distributor, as permitted by state and federal law, a depletion allowance of fifty percent (50%) of Distributor’s Laid-In Costs for any and all Products remaining in Distributor’s inventory after twelve (12) months from the date of invoice of such Products.

4.6.

Private Label/Control Label: If Distributor purchases from Supplier any Control Label Product or Private Label Product, such Product will be covered by this Agreement, regardless of whether it is set forth on Exhibit A. If the Account ceases to purchase a Control Label Product or Private Label Product for a period of sixty (60) days or more, Distributor may, by written notice (a “Private/Control Label Termination Notice”), immediately terminate its exclusive distribution rights under this Agreement with respect to such Private Label Product or Control Label Product only. Following termination of Distributor’s exclusive distribution rights with respect to a Private Label Product or Control Label Product, Supplier shall, within five (5) days of Distributor's written request, repurchase the inventory of saleable Private Label Product or Control Label Product, F.O.B. Distributor’s warehouse, at Distributor’s Laid in Costs plus $2 per 9L case handling fee.

4.7.

Third Party Costs: Supplier shall reimburse Distributor, as permitted by state and federal law, for all mutually agreed upon and in writing, third-party costs and obligations incurred by Distributor that are associated with typical promotion and sale of the Products during the term of the Agreement.

ARTICLE 5

DISTRIBUTOR’S DUTIES

5.1.	Distribution Efforts: Except as set forth in Section 2.1 above, Distributor shall have sole and exclusive responsibility for distribution of all Products in the Territory.

5.2.	Distributor Duties: Distributor hereby agrees that, in the performance of this Agreement, it will:

a.	use reasonable efforts to market, promote, and sell the Products it distributes in the Territory or Territories;

b.	reasonably cooperate with Supplier in originating and implementing sales and marketing programs, policies, and practices designed to support the sale and marketing of the Products;

c.	use commercially reasonable efforts to deliver the Products to retailers on a consistent and regular basis and in a timely manner;

d.

use commercially reasonable efforts to maintain inventory of the Products sufficient to meet projected retailer demand for the Products based on a reasonable demand forecasting methodology, as determined by Distributor from time to time;

e.	handle the Products using standard industry practices;

f.	not alter, obscure, or remove any markings or other indication of source or origin which Supplier places on the Products;

g.

from time to time in Distributor’s sole discretion and on reasonable notice, allow Supplier’s designated representatives to work alongside of Distributor’s salespersons, promoters, merchandisers, and representatives and coordinate customer and sales information and strategies; notwithstanding the forgoing, however, Distributor, on a state-by-state basis can establish blackout dates where Supplier’s representatives will not be able to work with Distributor’s salesmen, promoters, merchandisers, and representatives around state or national holidays or around key events; and

h.	obtain and maintain in good standing all material state and federal (U.S.) licenses and permits required by applicable laws for the distribution of the Products.

5.3.

Distributor Reports: Upon request by Supplier, sales and inventory records showing Distributor’s sales and closing inventory of Products for the pre‐ceding month can be made available to Supplier not later than the tenth (10th) working day of the month following the reporting period. In addition, when Supplier requests, Distributor shall make available in a timely manner reasonable marketing information, such as distribution surveys, key account information and sales figures, account-sold reports, and similar information relating to field activities in order for Supplier to be fully informed of sales and depletions of Products in the Territory. Supplier may, upon reasonable notice to Distributor, at a mutually agreed upon date and time, and Supplier’s sole expense, take a physical inventory of Products stored in Distributor’s warehouses.

ARTICLE 6

SUPPLIER’S DUTIES

6.1.	Supplier Duties: Supplier hereby agrees that, in the performance of this Agreement, it will:

a.	promote the Products to consumers as it determines is desirable and consistent with applicable law and will bear all costs associated with consumer advertising and promotions;

b.

provide reasonable cooperation and assistance to Distributor in all sales promotions, marketing, distribution, and advertising activity regarding the Products that is directed to retail alcoholic beverage licensees;

c.

provide Product samples as Distributor reasonably requests to support the sale and marketing of the Products. Supplier will pay or credit to Distributor 50% of the cost of such samples. If Supplier is launching a new Product or is being provided with a sample Product from Distributor’s inventory at Supplier’s request, Supplier will pay Distributor 100% of Distributor’s Laid-In-Cost for such samples;

d.	make available to Distributor, in reasonable quantities, and without charge (or at a nominal charge), advertising and promotional materials for the Products;

e.

supply Distributor with sufficient quantities of the Products to meet customer demand on a timely basis. If Supplier experiences a restriction of Product supply in the United States, Supplier will allocate available products equitably between its distributors in the United States, in its reasonable discretion and will provide Distributor, upon request, an allocation plan showing product allocation between its distributors;

f.	cooperate with Distributor in ensuring compliance with all legal requirements related to Distributor’s importation of the Products into the Territory, if applicable;

g.	obtain and maintain in good standing all material state and federal (U.S.) licenses and permits required by applicable law; and

h.	pay for all software license fees and service fees required in connection with Supplier’s access to Distributor’s electronic supplier information systems, if Supplier elects to use such systems.

ARTICLE 7

PRICES

7.1.

Generally: Supplier shall sell and Distributor shall buy Products at prices currently in effect in the Territory at the time of shipment. Supplier may, however, in good faith, change its prices, in its sole discretion, from time to time on ninety (90) days’ written notice to Distributor unless state law requires longer notice, except that any price change brought about by changes in taxation may be accomplished without such notice.

7.2.

Minimum Gross Profit Margin: Supplier and Distributor agree that Distributor’s gross profit margin on the sale of all Products must be set to meet the cost associated with that individual state. Margin will be reviewed on a blended basis for all Products, and Supplier will price and support the Products accordingly. Supplier acknowledges that Distributor is legally required to independently set its own prices for the sale of the Products under state and federal antitrust laws.

7.3.

Payment Terms of Distributor: All invoices for Products purchased domestically shall be due and payable thirty (30) days from the date of arrival of the Products at Distributor’s warehouse, (the “Arrival Date”), and Products purchased direct import shall be due and payable sixty (60) days from the Arrival Date and receipt by Distributor of a billing invoice from Supplier to pay for the Products. Distributor shall make all payments due Supplier under this Agreement either by check, ACH, or Single Use Account format where Distributor initiates the payment. Distributor will receive a 2% discount on the amount of any invoice paid within 10 days of the latter of the Arrival Date or the date of its receipt of a billing invoice from Supplier. If Distributor notifies Supplier of a good faith dispute respecting the amount of an invoice, as a result of deficiencies in the merchandise, (e.g., as to the amount delivered or merchantability, etc.), Distributor’s payment obligation with respect to the deficient merchandise only will be suspended until such good faith dispute is resolved. Distributor may deduct from amounts owed to Supplier any amount owed by Supplier to Distributor.

7.4.

Payment Terms of Supplier: Any payments owed to Distributor by Supplier shall be due and payable thirty (30) days from the date of Distributor’s invoice. In addition to any rights now or hereafter granted under applicable law or any other agreement between the Parties, and not by way of limitation of such rights, Distributor is hereby authorized at any time, and from time to time, without prior notice to Supplier, or to any other person, to offset, to appropriate, and to apply against any and all amounts due Supplier by Distributor pursuant to this Agreement, any and all amounts that may be due and owing by Supplier to Distributor. The amount by which Distributor may be entitled to offset shall not exceed any amounts that become due and owing to Distributor by Supplier, and any remaining amounts due and owing to Distributor by Supplier shall be payable within thirty (30) days.

ARTICLE 8

TERMINATION

8.1.	By Either Party: Either Party may terminate this Agreement for the following reasons upon ninety (90) days’ prior written notice:

8.1.1.	the appointment of a trustee, receiver or other similar custodian for all or any part of the other Party’s property;

8.1.2.	insolvency of the other Party;

8.1.3.

the filing of a petition by the other Party or an answer, not denying jurisdiction, in bankruptcy or under Chapter 7 or 11 of the Federal Bankruptcy Act or similar law, state or federal, whether now or later existing, or if such a petition is filed against the other Party and not vacated or stayed within thirty (30) days;

8.1.4.	the making by the other Party of an assignment for the benefit of creditors;

8.1.5.	an attachment of a material portion of the other Party’s property or the filing of any similar process against it which is not discharged within thirty (30) days;

8.1.6.

the loss by the other Party of any federal, state, or local license required for the performance of this Agreement, whether lost through revocation, an intentional failure to renew, or suspension of more than sixty (60) days which has a material adverse effect on Distributor’s ability to perform its obligations under this agreement;

8.1.7.	the enactment of a law making the sale of Products illegal in the Territory; or

8.2.

By Distributor: Distributor may terminate this Agreement (i) at any time, without cause, by providing at least 90 days’ advance written notice to Supplier; or (ii) in written notice for the occurrence of a material breach of this Agreement by Supplier that remains uncured for 30 days after the date of receipt by Supplier of written notice of the alleged breach.

8.3.	By Supplier:

8.3.1.

With exception to the reasons stated in Section 8.1, Supplier may not otherwise terminate, cancel, or substantially alter or modify this Agreement nor the Territory or Territories without Distributor’s written consent unless Supplier has fully complied with, and met all “good faith” and/or “good cause” standards of, any and all applicable laws, regulations, and/or rules, including, but not limited [_______________________] ( collectively “Franchise Laws”), for the Territory or Territories within which the Products are distributed hereunder. In the event Supplier terminates this Agreement for any reason other than those specified in Section 8.1, or otherwise terminates Distributor’s exclusive right to distribute any Products set forth on Exhibit A, Supplier shall pay to Distributor a Termination Fee on the Termination Date. For purposes of this Agreement, “Termination Fee” shall be defined and calculated as three times (3x), or the maximum allowable multiplier for damages under the Franchise Laws, Distributor’s Gross Profits on the Products in the Territory for the twelve (12) months immediately preceding the Termination Date (or if less than twelve (12) months have elapsed since the Effective Date, Distributor’s average monthly Gross Profits on the Products in the Territory since the Effective Date multiplied by twelve (12)).

8.3.2.

The Parties agree that the Termination Fee is not a penalty, but rather is intended to compensate Distributor for its time, labor, and investments in the Products and the goodwill accruing to Supplier through Distributor’s efforts.

8.3.3.

Distributor shall prepare, maintain and retain appropriate and accurate books and records with respect to its Gross Profits and shall make such books and records available to Supplier upon Supplier’s reasonable request in the event a Termination Fee is payable pursuant to this Section 8.3.

8.4.	Effect of Termination: If this Agreement is terminated pursuant to the express terms set forth in this Agreement, or in accordance with law:

a.	Supplier may cancel all of Distributor’s purchase orders for affected Products accepted but remaining unfilled as of the date of termination;

b.

all amounts payable by Distributor to Supplier or by Supplier to Distributor will be accelerated and immediately become due, unless such termination results from the other’s material breach of this Agreement;

c.

Supplier will remain liable for the costs of discount, merchandising, promotional, and similar brand support programs initiated by Distributor and authorized by Supplier (the “Programs”) through the expiration date of such Programs, even if such expiration date is after the termination date of this Agreement;

d.

following the expiration of the Programs, Distributor will invoice Supplier for the cost of the Programs and any other amounts owing to Distributor under this Agreement, including, but not limited to, accounts receivables, price supports, marketing invoices, etc. (such invoice, the “Final Invoice”); and

e.	within thirty (30) days following Supplier’s receipt of the Final Invoice, Supplier will pay the amount of the Final Invoice to Distributor.

f.

within thirty (30) days following the effectiveness of such termination, Supplier shall purchase or cause to be purchased and pay or cause to be paid for in full (in a single lump sum payment for all inventory) including bottles outside of their original shipping containers and expired or out-of-code Products, by wire transfer or cashier’s check on or prior to delivery and take delivery of (F.O.B. Distributor’s warehouse), Distributor’s entire stock of Products at Distributor’s Laid in Costs plus $2 per 9L case handling fee;

8.5.

Transfer of Inventory to Third Party: Following termination of this Agreement, and in accordance with Section 8.4(c), Supplier may require Distributor to sell and transfer all inventory of Products, title to which Distributor may have acquired before or after the Termination Date, to a third party as Supplier may designate in the Territory or Territories.

8.6.

Business Continuity: Until all of the above post-termination steps are completed, all Parties agree that they will continue doing business with each other and use commercially reasonable efforts to promote and sell Products.

8.7.

Reversion of Rights: Upon termination or expiration of this Agreement and after Distributor’s rights to sell all Products in Exhibit A have ended in accordance with Sections 8.4(c) or 8.5, all IP Rights defined in Section 9.2 shall immediately revert to Supplier who shall be free to license others to use such rights. Distributor shall then refrain from further use of the IP Rights or any further reference to them, either directly or indirectly.

ARTICLE 9

INTELLECTUAL PROPERTY

9.1.

License Grant: Supplier hereby grants to Distributor the non-exclusive, sub-licensable and royalty-free license to use Supplier’s name, Product names, and other registered or unregistered trademarks associated with the Products (and the related goodwill) in the Territory (the “Trademarks”). Distributor may use the Trademarks only with reference to genuine Products produced or represented by Supplier and, if applicable, only in accordance with written trademark usage guidelines provided by Supplier. Distributor shall not take any action which might reduce or impair the value or goodwill associated with Products or their related Trademarks or copyrights.

9.2.

Exclusive Property of Supplier: With respect to the Trademarks, and any other intellectual/industrial property rights which Distributor may be permitted to use, (collectively the “IP Rights”), including all rights therein and the good will pertaining thereto, Distributor acknowledges and agrees as follows:

9.2.1.

This Agreement shall in no way be construed as an assignment to Distributor of any right, title and/or interest in and to the IP Rights. Distributor shall not acquire property rights or any proprietary interest therein without Supplier’s prior written consent;

9.2.2.	The IP Rights are the exclusive property of Supplier (or their respective owners) and the Trademarks have acquired secondary meaning;

9.2.3.	Distributor shall not challenge, attack, or contest the ownership or validity of Supplier’s (or the applicable owner’s) rights in the IP Rights or their respective applications or registrations;

9.2.4.

Distributor shall not apply for, or be the assignee of, any industrial property protection which would affect any of the ownership rights in the IP Rights, or file any document with any governmental authority, or take any other action which could affect the ownership of the IP Rights, or aid or abet anyone else in doing so; and

9.2.5.

Distributor shall not commit any act or engage in any conduct which adversely affects the IP Rights which Distributor is permitted to use, regardless of any submission of ideas or related input by Distributor or its customers.

9.2.6.	Distributor may sublicense the licenses granted herein only to sub-distributors or service providers in furtherance of its distribution of the Products in the Territory.

ARTICLE 10

REPRESENTATIONS, WARRANTIES, AND INDEMNIFICATION

10.1.	Supplier and Distributor Representations and Warranties:

10.1.1.

Each of Supplier and Distributor hereby represents and warrants to each other that (i) such Party has full power and all corporate and other authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and (ii) the execution and delivery of this Agreement, and the performance of its obligations hereunder, will not violate, conflict with, or result in the breach of, any terms of any currently effective agreement to which such Party is or was a party, or by which such Party is or was otherwise bound, including in the case of Supplier, any other agreements, whether written or oral, for the distribution of the Products in the Territory.

10.1.2.	The Parties each acknowledge that the other Party is entering into this Agreement in reliance on, among other things, the representations and warranties contained in this Article 10.

10.2.	Supplier’s Warranties: Supplier represents and warrants as follows:

10.2.1.

Supplier shall maintain in full force and effect general liability insurance with product-completed operations liability coverage in connection with the purchase and resale of products by Distributor, Distributor’s designees and customers, in an amount of not less than ten million dollars ($10,000,000) for a single occurrence. Such insurance will list Distributor as an additional named insured and shall also contain a broad form vendor’s endorsement, further providing that Distributor shall be notified in writing of any cancellation, expiration or non-renewal not less than thirty (30) days in advance by the insurer. Supplier shall cause the insurer, on an annual basis, to send Distributor certificates confirming such coverage.

10.2.2.	Supplier shall comply with all laws, regulations, and policies having the force of law in the Territory or Territories applicable to the conduct of Supplier’s business pursuant to this Agreement.

10.2.3.

The Products are merchantable, safe, and fit for human consumption and comply with all applicable laws and regulations, including, without limitation, laws and regulations applicable to, or promulgated by, the United States Food and Drug Administration and or the Alcohol and Tobacco Tax and Trade Bureau. The Products provided to Distributor, including without limitation, the containers and labels for such Products, are of a merchantable quality, fit for their intended purpose, and meet all applicable government standards in the Territory. Supplier will repurchase at Distributor’s Laid-In-Costs any inventory of the Products that are not merchantable, or are unfit for their intended purposes. Distributor may return such Products to Supplier or, with prior written consent of Supplier, destroy such Products.

10.2.4.

The Products, to the extent they are subject to freshness or “best before” date codes (“Expiration Code”), have at least six (6) months remaining on the Expiration Code as of the date of arrival of the Products at Distributor’s warehouse (“Arrival Date”). Supplier will repurchase at Distributor’s Laid-In-Costs any inventory of the Products that are past the Expiration Code as of the Arrival Date. For Products that are not yet expired, but do not have at least six (6) months remaining on the Expiration Code as of the Arrival Date, Supplier and Distributor may agree that Distributor may use its best efforts to sell these Products prior to the Expiration Code, however, Supplier agrees to repurchase at Distributor’s Laid-In-Costs any inventory of the Products that did not have at least six (6) months remaining on the Expiration Code as of the Arrival Date and that Distributor was unable to sell prior to the Expiration Code. Distributor may return such Products to Supplier or, with prior written consent of Supplier, destroy such Products.

10.2.5.	Supplier shall ensure that all shipments of the Products to Distributor are prepared in a manner suitable for transportation to Distributor and in accordance with good industry practice.

10.3.	Cross-Indemnification:

10.3.1.

By Supplier: Supplier agrees to indemnify, defend, and hold Distributor and each of its direct and indirect parents, managers, members, officers, directors, shareholders, subsidiaries, agents, employees and Affiliates (collectively, “Distributor Affiliates”) harmless from any claim, suit, loss, damage, liability, or expense (including, without limitation, court costs and reasonable fees of counsel and other experts) (collectively “Losses”) arising from or alleged by any third party to have arisen from:

a.	any allegations asserted or demanded by third parties related to defects in the design, manufacture, production, labeling, recall, or packaging of the Products;

b.	any allegations asserted or demanded by third parties that the Trademarks violate, infringe, or misappropriate a third party’s intellectual property right;

c.	any negligent or intentional act or omission by Supplier; or

d.	any failure by Supplier to perform any responsibility expressly assigned to it by this Agreement, or any other breach of Supplier hereunder.

10.3.2.

By Distributor: Distributor agrees to indemnify, defend, and hold Supplier and its shareholders, officers, directors, Affiliates, agents, and employees (collectively, “Supplier Affiliates”) harmless from any Losses arising from or alleged by any third party to have arisen from:

a.	any negligent or intentional act or omission by Distributor; or

b.	any failure by Distributor to perform any responsibility expressly assigned to it by this Agreement, or any other breach of Distributor hereunder.

10.4.

Notice of Claims: The party seeking indemnification (the “Indemnified Party”) will promptly notify the party from whom indemnification is sought (the “Indemnifying Party”) of any and all Claims or alleged Claims in writing. But any delay in providing such notice will not affect the Indemnifying Party’s defense and indemnification obligations, except to the extent the defense of the related Claims is materially prejudiced as a result of such delay.

10.5.

Defense: The Indemnifying Party will assume the defense of the Claim and will employ counsel reasonably satisfactory to the Indemnified Party to conduct such defense. Each Party’s defense and indemnity obligation includes payment of reasonable attorney’s fees and other reasonable out-of-pocket costs incurred by any Indemnified Party in defending any Claim.

10.6.

Judgments and Settlement: The Indemnifying Party will not consent to the entry of any judgment or enter into any settlement that would: (i) impose any equitable remedy on any Indemnified Party; (ii) require any Indemnified Party to pay any sum of money; or (iii) not fully release all Claims against all Indemnified Parties.

ARTICLE 11

CONFIDENTIALITY

11.1.	Confidential Information:

11.1.1.

The Parties acknowledge that in the course of performing their respective obligations hereunder, each Party (“Recipient”) will have access to the other Party’s (“Disclosing Party”) Confidential Information (as defined in Section 11.1.2). Accordingly, Recipient agrees to maintain the confidentiality of and not disclose or reveal any Confidential Information of Disclosing Party other than to those Representatives (as defined in Section 11.1.2) of Recipient who need to know such information for the purposes of this Agreement. Recipient agrees to use the same degree of care to protect Disclosing Party’s Confidential Information as is used by Recipient in the protection of its own substantially similar confidential and proprietary information, but in no event with less than a reasonable standard of care. Recipient agrees to cause its Representatives to observe the terms of this Agreement and will be liable for any breaches of this Article 11 by its Representatives. Notwithstanding the foregoing, Recipient may disclose Confidential Information provided to it by Disclosing Party: (i) as necessary to enforce the terms of this Agreement; (ii) as necessary to advise the Recipient’s respective legal, accounting, and financial advisors; or (iii) if required by law; provided that (A) Recipient gives Disclosing Party prompt written notice thereof such that Disclosing Party, to the extent time permits, has the opportunity to oppose such request or seek a protective order or other appropriate remedy to protect its interest in the Confidential Information; (B) Recipient cooperates, at Disclosing Party’s sole cost and expense, with Disclosing Party with respect to seeking such protections; and (C) if it is finally determined that Recipient must disclose such information, Recipient discloses only that information that it’s legal counsel advises it is required to disclose.

11.1.2.

“Confidential Information” means all information and data of Disclosing Party in whatever form (whether written, oral or electronic format), and whether or not designated as confidential or proprietary, including, without limitation, the terms and conditions of this Agreement, trade secrets, financial information and data, marketing data or information, pricing information or strategies, business strategies and business information not otherwise constituting trade secrets, and any other information concerning Disclosing Party’s actual or anticipated business, research and development, as well as any revisions, modifications or enhancements of any of the foregoing. Confidential Information does not include information which: (i) was in the public domain or comes into the public domain other than as a result of a breach, by Recipient or its Representatives, of the obligation of confidentiality; (ii) was disclosed to Recipient by a third party that was not under an obligation of confidentiality; or (iii) was independently developed by Recipient without use of Confidential Information. “Representatives” means with respect to each Party, such Party’s officers, directors, managers, employees, agents, attorneys and advisors.

11.1.3.	The obligation of Recipient to protect Confidential Information of Disclosing Party shall survive the termination of this Agreement for two (2) year following the Termination Date.

11.2.	Data Breach:

11.2.1.

Supplier agrees to promptly notify Distributor in writing within twenty-four (24) hours of its actual or constructive knowledge and discovery by Supplier of any breach or suspected breach of the provisions of this Article 11, or any loss or unauthorized use, disclosure, acquisition of, or access to any of the Recipient’s or Disclosing Party’s Confidential Information that Supplier knows or should have known of (hereinafter referred to as a “Data Breach”). Such notice shall summarize in reasonable detail the effect on Distributor, if known, of the Data Breach and the corrective action taken or to be taken by Supplier. Supplier shall, at its sole cost and expense, promptly take all appropriate and required corrective actions as well as fully cooperate with Distributor in all reasonable and lawful efforts to prevent, mitigate, or remediate such Data Breach.

11.2.2.

For purposes of this Article 11, a “Data Breach” shall include, but by no way be limited to the following types of events: (a) hacking; (b) phishing; (c) social engineering; (d) malware intrusion or installation; (e) firewall penetration; (f) malicious insider; (g) employee error; (h) cyber-attack; (i) unauthorized access; (j) ransomware; (k) physical threat; (l) denial-of-service attacks (“DDoS”); (m) password attacks; (n) viruses; (o) spyware; (p) SQL injection attack; (q) man-in-the-middle attack (“MitM”); (r) Zero-day exploit; (s) DNS Tunneling; (t) trojan horse; (u) spoofing; (v) computer worm; and (w) insider threats.

ARTICLE 12

LIMITATION OF LIABILITY

12.1.

LIMITATION OF LIABILITY: WITH THE EXCEPTION OF THOSE LOSSES ARISING FROM: (A) OBLIGATIONS TO MAKE PAYMENTS UNDER THIS AGREEMENT, (B) LIABILITY FOR CLAIMS FOR FAILURE TO SUPPLY, (C) LIABILITY FOR CLAIMS FOR BREACH OF EXCLUSIVITY, (D) LIABILITY FOR INDEMNIFICATION, AND (E) LIABILITY FOR BREACH OF CONFIDENTIALITY, AND NOTWITHSTANDING ANYTHING ELSE IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR CONSEQUENTIAL, INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE OR ENHANCED DAMAGES, LOST PROFITS OR REVENUES OR DIMINUTION IN VALUE, ARISING OUT OF, OR RELATING TO, OR IN CONNECTION WITH, ANY BREACH OF THIS AGREEMENT, REGARDLESS OF (i) WHETHER SUCH DAMAGES WERE FORESEEABLE, (ii) WHETHER OR NOT IT WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, AND (iii) THE LEGAL OR EQUITABLE THEORY (CONTRACT, TORT OR OTHERWISE) UPON WHICH THE CLAIM IS BASED. THE LIMITATION OF LIABILITY PROVISIONS SET FORTH IN THIS ARTICLE SHALL APPLY EVEN IF THE NON-BREACHING PARTY'S REMEDIES UNDER THIS AGREEMENT FAIL OF THEIR ESSENTIAL PURPOSE.

ARTICLE 13

MISCELLANEOUS

13.1.	Governing Law:

13.1.1.

In the event of a dispute, this Agreement shall be construed and governed according to the internal laws, including Franchise Laws, of the Territory where the dispute arose, without regard to conflict of laws principles.

13.1.2.

To the extent that any terms and conditions in this Agreement are in contradiction with the Franchise Laws of any Territory, then the terms of this Agreement are deemed modified to conform to the Franchise Laws of such Territory. Notwithstanding anything to the contrary in this Agreement, no provision of this Agreement will reduce, modify, or diminish any protection or similar rights that a distributor may have under the Franchise Laws of the Territory or Territories.

13.1.3.

The parties acknowledge that this Agreement evidences a transaction involving interstate commerce. Notwithstanding the provision in the preceding paragraph with respect to applicable substantive law, any arbitration conducted pursuant to the terms of this Agreement will be governed by the Federal Arbitration Act (9 U.S.C., §§ 1-16).

13.2.

Mediation and Arbitration: If the Parties disagree as to any matter arising out of or relating to this Agreement or the transactions contemplated by this Agreement, the Parties will promptly consult with one another in an effort to resolve the disagreement. If such effort is unsuccessful, any controversy or claim arising out of or relating to this Agreement, or the breach of this Agreement, the parties agree to first pursue mediation as a method to resolve the dispute via a neutral mediator. If mediation is unsuccessful, however, the dispute will be settled exclusively by arbitration in the Territory where the dispute arose, or if the dispute did not arise in a specific Territory, in Atlanta, Georgia in accordance with the Commercial Arbitration Rules of the American Arbitration Association (subject to the provisions stated below). The arbitration shall be conducted before a three-arbitrator panel. For purposes of the appointment of the three-arbitrator panel, each Party shall select and appoint one arbitrator each, with the third arbitrator to be selected and appointed as the Chief Arbitrator by the two Party-selected arbitrators. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The arbitrators will have the power to render injunctive, equitable, as well as other, awards and relief.

13.3.

Counsel Fees: In an arbitration arising hereunder, each Party shall bear its own costs, expenses, and attorney’s fees, unless such costs, expenses, and fees are expressly authorized under the Franchise Laws. If any litigation is commenced by a Party outside of arbitration, the prevailing Party on a petition or motion to compel arbitration shall be entitled to recover its court costs and reasonable attorney’s fees from the other Party.

13.4.

Remedies: The rights and remedies of the Parties under this Agreement are cumulative, and either Party may enforce any of such Party’s rights or remedies under this Agreement or other rights and remedies available to it at law or in equity.

13.5.

Force Majeure: The inability of any Party to commence or complete its obligations resulting from delays caused, directly or indirectly, by strikes, insurrection, floods, fire, riots, acts of God, acts of government, war, pandemics, quarantines, stay-at-home, shelter-in-place, executive or government orders or ordinances, emergencies, acts or threats of terrorism, shortages, or unavailability of materials, or other causes beyond the parties’ reasonable control (a “Force Majeure Event”), must be promptly communicated to the other Party in writing and will excuse non-performance and extend the period for performance of the obligations for a period equal to the period of any such delay, to the extent such Force Majeure Event could not have been avoided by the exercise of reasonable precautions and so long as the affected party uses its best efforts to ameliorate the effects of the Force Majeure Event.

13.6.

Non-waiver: No provision of this Agreement can be waived except by a signed writing mutually agreed to by the Parties. Waiver of any provision will not be deemed a waiver of any breach of any other provision or of any subsequent breach.

13.7.

Assignment: Except for assignment by Distributor to an Affiliate, this Agreement is not assignable by either party without the written consent of the other, and any purported assignment, in whole or in part, of any rights or obligations under this Agreement will be void absent such consent.

13.8.

Consent of Parties: Whenever consent or approval of either Party is required, that Party shall not unreasonably withhold or unreasonably delay such consent or approval, except as expressly provided herein.

13.9.

Relationship between Parties: This Agreement creates only a supplier-distributor relationship between Supplier and Distributor. Distributor shall not be deemed to be Supplier’s agent, employee, partner, or joint venture partner based on this Agreement’s terms. Distributor is prohibited from representing itself as Supplier’s agent or as able to bind Supplier in any way.

13.10.

Entire Agreement; Amendment: This Agreement represents the Parties’ entire intent and understanding with respect to its subject matter and supersedes and cancels all prior written or oral contracts, agreements, representations, promises, intent, and understandings of the Parties with respect to it. This Agreement can be amended only in writing, and then only if the amendment is executed by both Parties.

13.11.

Headings: Headings are for convenience only and have no interpretive value. Both Parties have had full opportunity to negotiate the terms of this Agreement, and neither Party intends that this Agreement be construed for or against either Party because of that Party’s role in drafting this Agreement.

13.12.

Notices: All notices required or permitted under this Agreement must be in writing and must be personally delivered or sent by certified, registered or overnight mail through the United States Post Office or a nationally recognized courier service or common carrier. Notice is effective: (i) when delivered personally, (ii) three (3) business days after sending by certified or registered mail, and (ii) on the business day after sending overnight by a nationally recognized courier service. Notices sent to Supplier must be addressed to the address set forth below Supplier’s signature. Either party may update its addresses for notices by notifying the other in writing of the new address.

13.13.	Distributor Affiliates: All rights of Distributor under this Agreement may be exercised by any Affiliate of Distributor.

13.14.

Binding on Successors: This Agreement will be binding upon and will inure to the benefit of the Parties’ permitted assignees and successors in interest. As used herein, “successors in interest” means any person that succeeds to the business, a majority of the equity, or substantially all of the assets of either Distributor or Supplier, as well as any person that acquires an interest in, or exclusive license to, the Trademarks, trade names or labels of the Products, and any person that acquires the exclusive import rights to any of the Products.

13.15.

Severability; Survival: Any provision of this Agreement determined to be invalid will in no way affect the remaining provisions hereof. Sections 8.3 - 8.7, 10.3 - 10.6, 11.1 - 13.3, 12, and 13.1 - 13.3 will survive the termination of this Agreement for any reason, together with such other provisions as by their nature are intended to apply after this Agreement terminates.

13.16.

Counterparts: This Agreement will not be binding upon either Party unless and until executed by a duly authorized officer or agent of Distributor and of Supplier. This Agreement may be executed in counterparts, each of which will be deemed an original and all of which will together constitute one and the same instrument. A copy of the original shall be as effective and enforceable as the original. Signatures to this Agreement may be transmitted electronically.

[Signature Page Follows]

IN WITNESS WHEREOF, witness the hands of the Parties on the dates set out below but effective as of the Effective Date.

SUPPLIER:	DISTRIBUTOR:
Starco Brands, Inc. By:	By:
Name: Ross Sklar	Name:
Title: CEO	Title:
Date:	Date:

Address for Notices: Starco Brands, Inc. 250 26th St., Suite 200 Santa Monica, CA 90402 Attention: Ross Sklar Email:	Address for Notices:

EXHIBIT A

PRODUCTS

Product Name	Product Description
Whipshots	Spirits

EXHIBIT B

TERRITORY

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